Exhibit 99.1

May 4, 2018

Western Uranium Corp. Announces Closing of Non-Brokered Private Placement and Shares for Debt Settlement

FOR IMMEDIATE RELEASE

Toronto, Ontario and Nucla, Colorado - Western Uranium Corporation (CSE: WUC) (OTCQX: WSTRF) (“Western” or the ”Company”) is pleased to announce the closing of a non-brokered private placement (the “Private Placement”) of 909,622 units (the ”Units”) at a price of CAD$0.68 per Unit. The aggregate gross proceeds raised in this Private Placement amount to CAD$618,543.

Each Unit consists of one common share of Western (a "Share") plus one-half (1/2) common share purchase warrant of Western (each whole warrant, a “Warrant”). Each Warrant shall entitle the holder to purchase one Share at a price of CAD$1.15 for a period of two years following the closing date of the Private Placement.

The Warrants contain a provision that if the Company’s shares trade at or above Cdn$2.50 per share for five consecutive trading days, the Company may, at any time after the expiry of the applicable statutory hold period, accelerate the expiration of the Warrants upon not less than 30 days written notice by the Company (the “Acceleration Clause”).

Western intends to use the net proceeds from the Private Placement to fund working capital needs and to commercialize the ablation technology.

In connection with the Private Placement, the Company paid CAD$24,990 in finder’s fees plus 36,750 compensation warrants exercisable for two years, each warrant being exercisable at CAD$1.15 per one Share of the Company. The compensation warrants are subject to the Acceleration Clause.

A shares for debt settlement (the “Settlement”) was closed in parallel to the Private Placement with certain creditors, providing for the settlement of approximately CAD$41,366 through the issuance of an aggregate of 60,832 Shares at a deemed issue price of CAD$0.68 per Share. The Private Placement and the Settlement will not create a new control person holding more than 20% of the issued and outstanding common shares of the Company.

Securities issued pursuant to the Private Placement and Settlement shall be subject to a statutory six (6) month and one day hold period. The closing of the Private Placement and Settlement remain subject to final regulatory approvals.

The securities offered and sold have not been and will not be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Western Uranium Corporation

Western Uranium Corporation is a Colorado based uranium and vanadium conventional mining company focused on low cost near-term production of uranium and vanadium in the western United States and development and application of ablation mining technology.

This news release may contain forward-looking statements that are based on the Company’s expectations, estimates and projections regarding its business and the economic environment in which it operates. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to control or predict. Therefore, actual outcomes and results may differ materially from those expressed in these forward-looking statements and readers should not place undue reliance on such statements. Statements speak only as of the date on which they are made.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier

President and CEO

Office: 970-864-2125 or 970-778-9195

gglasier@western-uranium.com

Robert Klein

Chief Financial Officer

Office: 908-872-7686

rklein@western-uranium.com